Exhibit 10.8

CSX CORPORATION
Inducement Non-Qualified Stock Option Agreement
Under the CSX 2010 Stock and Incentive Award Plan
THIS OPTION AGREEMENT (the “Option Agreement”) is made and entered into as of March 6, 2017, between CSX Corporation (“CSX” or the “Company”) and E. Hunter Harrison (“Optionee”).
The Company hereby grants Optionee the non-qualified stock options to purchase CSX common stock listed in Section 1 below (collectively the “Options”) subject to the vesting and forfeiture provisions set forth herein. The Options are being granted to Optionee in connection with Optionee being hired as an employee of the Company and are being made pursuant to CSX’s 2010 Stock and Incentive Award Incentive Plan (the “Plan”). Optionee agrees that, except as provided herein, this Option Agreement is governed by the terms and conditions of the Plan, which are incorporated herein by reference. Unless defined in this Option Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.
Notwithstanding the provision of this Option Agreement or the Plan, any dispute as to Cause, Good Reason, Disability or other terms defined in the Offer Letter shall be determined de novo in accordance with the dispute resolution provisions of the Offer Letter.
In accordance with this grant of the Options, and as a condition thereto, the Company and Optionee agree as follows:
Section 1.    Option Grant Summary. The following table sets forth the number and type of Options granted to Optionee and the Grant Date, Exercise Price and Expiration Date of the Options. Each Option represents the right to purchase one share of Common Stock pursuant to the terms of this Option Agreement.

Options:	1,000,000
Grant Date:	March 6, 2017
Option Exercise Price:	$49.79
Expiration Date:	March 5, 2027, except as set forth in the Option Agreement

Section 2.    Defined Terms. For the purposes of this Agreement, the terms below shall have the meanings designated for such terms below.
“Cause” shall have the meaning set forth in the Offer Letter.
“Disability” shall have the meaning set forth in the Offer Letter.
“Exercised Option” shall have the meaning designated in Section 5(a).
“Good Reason” shall have the meaning set forth in the Offer Letter.
“Offer Letter” shall mean that certain employment Offer Letter between Optionee and the Company dated March 6, 2017.
“Termination Date” shall mean the last day of Optionee’s employment with the Company.
Section 3. Vesting.
Except as set forth below in Section 4, the Options shall vest as follows shall vest and become exercisable on the third anniversary of the Grant Date, subject to your continued employment with the Company through such date.

Section 4.	Termination of Employment.

(a)
Termination Prior to March 6, 2021. The provisions of this Section 4(a) shall govern the treatment of the Options in the event of the termination of Optionee’s employment prior to March 6, 2021 as specified in subsections (i) through (iii) below.

(i)
Termination Without Cause or Resignation for Good Reason Prior to March 6, 2021. If Optionee’s employment is terminated prior to March 6, 2021 by the Company without Cause or Optionee resigns Optionee’s employment with the Company for Good Reason:

(A)	any Options that are vested as of the Termination Date shall remain outstanding until the Expiration Date; and

(B)	any Options that are unvested as of the Termination Date shall vest in full and become exercisable and shall remain outstanding until the Expiration Date.

(ii)	Resignation or Retirement without Good Reason Prior to March 6, 2021. If Optionee resigns Optionee’s employment without Good Reason, including due to Optionee’s retirement, prior to March 6, 2021:

(A)	all Options that are unvested as of the Termination Date shall be forfeited and cancelled as of the Termination Date; and

(B)
any Options that are vested as the Termination Date shall remain outstanding for one (1) year following Optionee’s Termination Date and shall be forfeited and cancelled as of the day following the end of such one (1) year period, to the extent not exercised prior to that date.

(iii)	Death or Disability Prior to March 6, 2021. If Optionee terminates employment due to his death or Disability prior to March 6, 2021:

(A)
if Optionee’s termination of employment occurs due to Optionee’s death or Disability on or after the first anniversary of the Grant Date, (1) any Options that are vested as of the Termination Date shall remain outstanding until the Expiration Date and (2) if the Termination Date (x) occurs between the second and third anniversaries of the Grant Date, any unvested Options shall immediately vest and shall remain outstanding for two years thereafter and (y) occurs prior to the second anniversary of the Grant Date, all unvested Options shall be forfeited and cancelled as of the Termination Date.

(b)
Termination Other than for Cause On or After March 6, 2021. If Optionee separates from employment on or after March 6, 2021 other than upon a termination of Optionee’s employment by the Company for Cause, any Options that are vested as the Termination Date shall remain outstanding until the Expiration Date.

(c)
Termination for Cause. Notwithstanding anything to the contrary, if Optionee’s employment is terminated for Cause at any time all rights under any outstanding Options (whether vested or unvested) shall be forfeited and cancelled immediately.

Section 5.	Exercise.

(a)
Manner of Exercise. Optionee may exercise vested Options, in whole or in part, to purchase a whole number of shares of Company Stock at any time following the date on which such vested Options become vested by following the exercise procedures below. If Optionee wishes to exercise a vested Option, Optionee shall notify the Company of the number of shares as to which Optionee wishes to exercise (the “Exercised Option”) and within 24 hours of such notice the Company shall notify Optionee whether or not the Company elects to apply a net exercise of exercise price and withholding. If the Company elects not to apply a net exercise, Optionee may exercise the

Exercised Option pursuant to any procedures applicable under the Company’s employee option program at the time of such exercise, including by tendering the full exercise price and applicable tax withholding or by executing a market-based cashless exercise to cover the exercise price and applicable tax withholding through the Company’s stock plan administrator. If the Company elects to apply a net exercise, the Company shall arrange to cancel a portion of the Exercised Option covering shares of Company Stock with a Fair Market Value equal to the sum of the exercise price and applicable tax withholding and issue the net number of shares of Company Stock to Optionee, pursuant to procedures mutually agreed between Optionee and the Company. In the case of a net exercise the applicable withholding shall be at the rate applied by the Company to option holders resident in Florida.

(b)	Expiration. All exercises must take place before the Expiration Date or any outstanding and unexercised Options shall lapse and terminate on the Expiration Date.

(c)
Delivery of Shares. No shares of Company Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price and the related withholding taxes for federal, state or local jurisdictions, or adequate provision therefor (in the discretion of the Committee), is received by the Company. Optionee shall not have any rights as a shareholder with respect to any Company Stock underlying any Options until the Option has been exercised and Optionee has been issued such Company Stock.

Section 6.	Non-Transferability.
The Options may not be assigned, sold or transferred by Optionee other than by will or by the laws of descent and distribution, and are exercisable during Optionee’s life only by Optionee.

Section 7.	Adjustments; Change in Control.

(a)
Adjustments. In the event that any corporate transaction or distribution (including, without limitation, any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split up, spin off, repurchase, combination or exchange of Company Stock or other securities of the Company, but not including ordinary dividends) affects the Company Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Options, then (a) the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of shares of Company Stock or other securities of the Company (or number and kind of other securities and property) subject to the Options; and (ii) the Exercise Price of the Options or, (b) if deemed appropriate, the Committee may make provision for a cash payment to Optionee in full or partial satisfaction of the any of the Options, provided that such Committee action shall be consistent with what it does for other outstanding options.

(b)
Change in Control. In the event of a Change in Control in which the Company is not the successor or acquiring company or a direct or indirect parent entity of the successor or acquiring company (the “Surviving Company”) and the Surviving Company does not arrange to continue or convert the Option or grant a Substitute Award, as provided under Section 20 of the Plan, the Company may, without Optionee’s consent, elect to provide any one or more of the following:

(i)
The Option shall be terminated as of the Change in Control in exchange for a payment in cash and/or securities equal to the amount, if any, by which the Fair Market Value of the shares of Company Stock underlying the Option exceeds the Option Exercise Price;

(ii)
The Option shall become immediately and fully exercisable as of a date prior to the Change in Control, to the extent not previously exercised or terminated, and shall be terminated as of the Change in Control; or

(iii)
To the extent that the Option Exercise Price exceeds the Fair Market Value of the shares of Company Stock underlying the Option as of the Change in Control, the Option shall lapse and terminate as of the Change in Control.

Section 8.	Severability.
If any terms and conditions herein are, become, or are deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of the terms and conditions shall remain in force and effect.

Section 9.	Choice of Law; Jurisdiction.
All questions pertaining to the construction, regulation, validity, and effect of the terms and conditions shall be determined in accordance with the laws of the state of Florida, without regard to the conflict of laws doctrine.

Section 10.	Registration and Resales of Shares Acquired Pursuant to Option Exercise.

(a)	Registration. The Company shall register the shares of Company Stock underlying the Options under the Securities Act of 1933 on a Form S-8 registration statement prior to the date on which the Options become exercisable within respect to such shares and shall maintain that registration statement in effect until the date that such Options have been exercised or cease to be exercisable with respect such shares.

(b)
Resale. The Company may impose such reasonable restrictions, conditions or limitations as it in good faith deems appropriate as to the timing and manner of any resales by Optionee or other subsequent transfers by Optionee of any Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Optionee and other option-holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers so long as similar provisions are implemented to apply to all executive officers of the Company and does not cause the Option to expire without being able to be exercised.

Section 11.	Nonqualified Stock Option.
The Option is intended to be a nonqualified stock option and is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended and shall be interpreted accordingly.

Section 12.	Income Taxes.
An exercise of Options may generate federal and applicable state income and employment tax withholding obligations. The full purchase price of the shares of Company Stock being purchased through exercise of Options and the related withholding taxes for federal, state or local jurisdictions must be paid to the Company at the time of an exercise of Options. Optionee acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to Optionee (including, without limitation, future cash wages).
Section 13. Counterparts. This Option Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if signatures thereto and hereto were upon the same instrument. This Option Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Option Agreement to be duly executive as of the date first above written.

CSX CORPORATION

By:

OPTIONEE

By:
Name: E. Hunter Harrison

[Signature Page to Harrison Option Agreement]